Exhibit 10.4

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
UNDER THE PIZZA INN HOLDINGS, INC.
2005 EMPLOYEE STOCK OPTION AWARD PLAN

Award Date:	November 8, 2012

Participant:	Randall E. Gier

Type of Award:	Non-Qualified Stock Options

Number of Options Granted:
The number of Options granted to Participant pursuant to this Option Award Agreement shall be equal to the lesser of (i) 120,000 Options, or (ii) the product of four (4) multiplied by that number of Shares purchased by Participant during the period between the Award Date and the first anniversary of the Award Date (other than Shares purchased pursuant to the exercise of Options).

On November 8, 2013, the total number of Options granted to Participant shall be definitively determined by the Committee according to the conditions described herein.

Exercise Price:	$2.56

Vesting Schedule:	10% of the total options granted shall vest on 11/08/2013
20% of the total options granted shall vest on 11/08/2014
30% of the total options granted shall vest on 11/08/2015
40% of the total options granted shall vest on 11/08/2016

Expiration Date:	November 8, 2022

The foregoing Non-Qualified Stock Options are granted to Participant in accordance with and subject to the terms and provisions of the 2005 Employee Stock Option Award Plan (the “Plan”) and all rules and regulations thereunder.  Unless otherwise defined in this Non-Qualified Stock Option Award Agreement, capitalized terms have the meaning ascribed to them in the Plan.

Subject to the vesting schedule and expiration date above, the Options may be exercised in the manner provided in the Plan.  The Options are not transferable.  In the event of Termination of Service other than by reason of Participant’s death or Disability, Options vested as of the date of Termination of Service will remain exercisable for a period of 30 days following the date of Termination of Service, which period shall be extended by the number of days that the Committee determines in its discretion that Participant is precluded by Company policy from trading in the Shares.  In no event shall the Options be exercisable after the expiration date set forth above.

The Shares that may be issued upon exercise of Options may not be transferred, sold, offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement, (ii) in compliance with Rule 144, (iii) in compliance with the Company’s stock option exercise policy, as amended from time to time, or (iv) pursuant to an opinion of counsel satisfactory to the Company that such transfer, sale, offer or distribution is exempt from the registration provisions of applicable securities laws.  The Company has no obligation to register the Shares or to include the Shares in any future registration statement.

IN WITNESS WHEREOF, the parties have signed this Non-Qualified Stock Option Award Agreement as of the Award Date set forth above.

PARTICIPANT	PIZZA INN HOLDINGS, INC.

_________________________	By:	_________________________
Randall E. Gier		Jerome L. Trojan, III,
Chief Financial Officer